Exhibit 14.1

CODE OF CONDUCT

As amended on March 8, 2022

TABLE OF CONTENTS

INTRODUCTION1

MISSION STATEMENT2

OUR PURPOSE2

OUR PRINCIPLES2

REPORTING VIOLATIONS3

COMPLIANCE3

NO RETALIATION3

MORAL STANDARDS4

CONFLICT OF INTEREST4

Gifts & Entertainment5

Bribes, Kickbacks & Unlawful Payments6

Foreign Corrupt Practices Act7

Anti-Money Laundering 8

Company Assets 8

Competing Outside Employment & Business Interests 8

Nepotism & Relationships 9

Corporate Opportunity 9

Loans 9

Travel Benefits10

Insider Trading/Tipping10

CONFIDENTIALITY10

Confidential Company Information10

Media, Securities Analysts and Investors11

SECURITIES LAWS AND INSIDER TRADING11

PUBLIC COMPANY REPORTING12

QUALITY POLICY12

VENDOR SELECTION12

HEALTHCARE PRODUCTS & MANUFACTURING GUIDELINES13

Research and Development13

Manufacturing and Supply Quality14

Fair Competition14

RESPECT FOR OUR CUSTOMERS & OUR COMMUNITY16

ENVIRONMENT16

POLITICAL CONTRIBUTIONS16

PROFESSIONAL ORGANIZATIONS16

CORPORATE IMAGE16

PURSUIT OF EXCELLENCE17

INTELLECTUAL PROPERTY17

SCIENTIFIC INTEGRITY17

TEAM MEMBER FULFILLMENT18

COMPANY POLICIES & PRACTICES18

Safety18

Harassment & Workplace Conduct18

Violence-Free Workplace19

Drug-Free Workplace19

Equal Opportunity, Diversity & Non-Discrimination19

PRIVACY20

Clinical Studies20

Employee Information & Privacy20

Protected Health Information21

Information Systems21

REPORTING & ACCOUNTABILITY22

FINANCIAL RECORDS & ACCOUNTING POLICIES22

DOCUMENTATION, CODING AND BILLING22

AMENDMENT, MODIFICATION & WAIVER22

CERTIFICATIONS23

RECEIPT & ACKNOWLEDGEMENT OF THE LIQUIDIA CODE OF CONDUCT24

Exhibit A Insider Trading Policy ...............................................................................................A-1

Exhibit B Whistleblower PolicyB-1

INTRODUCTION

Thank you for being part of the Liquidia team! Our Code, the Liquidia Code of Conduct (the “Code”), represents the values of Liquidia Corporation and its subsidiaries, including Liquidia Technologies, Inc. and Liquidia PAH, LLC (collectively referred herein as “Liquidia”, the “Company”, “we”, “our” or “us”) and helps define how we do business. This Code applies to all Liquidia “Team Members”, which includes all of Liquidia’s employees, contractors, consultants and board members, as well as our agents and vendors. Our Code serves as a guide for how we must conduct ourselves as professionals in our community and in every country in which we do business.

This Code contains our Company’s policies on legal, ethical and business conduct matters. It includes both individual and corporate responsibilities. Team Members are responsible for adhering to the highest moral, legal and ethical standards of behavior, the same standards that our Company complies with in the course of business. It is this commitment to ethics that makes Liquidia a desirable employer, vendor and customer.

All Team Members, as well as agents and vendors of the Company, must respect and comply with applicable laws, rules and regulations of the countries, states, counties, cities and any other jurisdictions in which Liquidia conducts its business. All Company leaders, by virtue of their positions of authority, should act as ethical and professional role models by exemplifying our corporate values and exhibiting the highest standards of integrity. In the case that this Code is in violation of an applicable law, rule or regulation, that law, rule or regulation will supersede this Code and must be followed. Please bring any discrepancy between this Code and any law, rule or regulation to the immediate attention of the Liquidia Legal Department.

This Code is not a complete list of legal or ethical questions and issues that you might face. It is intended to be used as a guide and, by its nature, is not all-inclusive. The Company has a variety of specific codes and policies that provide additional information and clarity on issues that may arise during the course of business. Please be sure to consult appropriate codes and policies as needed. If you have any questions about, or have concerns about any violations or potential violations of, any of the codes or policies outlined here, please see “Reporting Violations” for guidance. Please report any incidents or issues related to compliance to the Liquidia Legal Department, other appropriate individual or department indicated in this Liquidia Code of Conduct or the Liquidia Red Flag Reporting Hotline. Liquidia will not permit retaliation by, or on behalf of, the Company or any of our Team Members against good faith reports and complaints of violations of this Code, or any conduct that is otherwise illegal or unethical.

Finally, this Code will be reviewed periodically to ensure it is a current and usable resource for  our business. All prior policies, practices or statements, oral or written, that (a) relate to any subject that is addressed by this Code, or (b) vary in any way from the policy or practice set forth in this Code relative to the subject, are hereby superseded. Any updates which might be necessary will be approved by management and communicated to all Team Members.

MISSION STATEMENT

OUR PURPOSE

Liquidia is a biopharmaceutical company that has pioneered a simple, elegant solution to improve the performance of medicines by precisely engineering drug particles. Through the proprietary PRINT® technology, Liquidia has become the only company in the world that can improve the efficacy, safety, or route of administration, of nearly any therapeutic molecule by designing drug particles in a virtually unlimited number of compositions, sizes, or shapes. PRINT®-optimized product candidates are in or will soon enter clinical development.    Liquidia also actively partners with world-class collaborators to expand the applications for PRINT® technology.

OUR PRINCIPLES:

These principles form the foundation of our culture and guide the way we make key scientific, business and organizational decisions. We stand committed to:

●	OUR PATIENTS, HEALTHCARE PROFESSIONALS AND PARTNERS - They are the reason for and lifeblood in everything we do. They are the users of our products and services and expect the highest level of quality, innovation, timeliness and ethics. We must actively work with them to seek understanding of their needs, concerns and hopes for the future. Our success ultimately depends upon exceeding their expectations, and we should always strive to be the company they most prefer to do business with.

●	OUR EMPLOYEES - They are the DNA of who we are. Great products and services do not happen without great employees. We must respect them as individuals, valuing the diverse backgrounds and skillsets they bring to the organization. Employees should feel valued as an integral part of a high performing team. We must always be willing to listen to their ideas and feedback. We must invest our time and resources to develop their skills in order to optimize their performance and careers. There must always be equal opportunity for employment. Compensation must be fair. Our employees should always operate in a safe, orderly environment. And our employees should participate in an ethical environment at all times.

●	OUR INVESTORS - They entrust us with their financial resources in order to make a fair return on their investment. They have choices of where they invest those resources and we must earn their trust daily. Investors expect sound business decisions, ethical behavior, and results. Innovation and proper resource allocation are imperative, as well as accountability for mistakes that are made.

●	OUR COMMUNITY - It provides the environment in which we live, work and grow. We have a responsibility to give back and to improve our community where we can. We should strive to lead in our community, both as an organization and individually. We also must protect our environment.

●	EXCELLENCE - It is our aim in all endeavors. We must always set high standards of success for ourselves while also asking how we can learn and how we can improve. We should be comfortable being on the cutting edge and innovating for a better way of doing things. And whether it be success or failure, we must always be accountable for everything we do.

REPORTING VIOLATIONS

COMPLIANCE

Every Team Member has a responsibility to report violations, or suspected violations, of this Code in good faith. Team Members are encouraged to talk to supervisors, if they feel comfortable speaking with their supervisors, or other appropriate personnel about observed illegal or unethical behavior and about the best course of action to pursue in a particular situation. Team Members who are concerned that violations of this Code or illegal or unethical conduct by employees, officers or directors of the Company have occurred or are likely to occur should contact their supervisor, the Human Resources Department or the Liquidia Legal Department.

If Team Members do not believe that it is appropriate to contact their supervisor, the Human Resources Department or the Legal Department or they are more comfortable taking another course of action to address their concerns or complaints, the following resources are available:

•	Chief Financial Officer.
•	The Liquidia Board of Directors’ Audit Committee, via the Liquidia Red Flag Reporting Hotline.
•	The Liquidia Red Flag Reporting Hotline, which is maintained by an independent third party by (i) visiting www.redflagreporting.com and clicking on “File a Report”, using client code 9193284400, or (ii) calling 1-877-647-3335, using client code 9193284400. Anonymized reports are forwarded to Liquidia’s Human Resources Department, Chief Financial Officer and the Liquidia Legal Department. Whether you call or report on-line, you will have the option of being completely anonymous.

If Team Members’ concerns or complaints require confidentiality, including maintaining anonymity, their confidentiality and anonymity will be protected to the extent practicable, subject to applicable laws, rules, regulations or legal proceedings.

The Company will promptly investigate any and all credible reports of violations of this Code or any domestic or foreign laws, rules and regulations. Appropriate action will be taken, up to and including termination of employment, against anyone who is found to have violated this Code or applicable laws, rules and regulations. The Liquidia Red Flag Reporting Hotline can also be used by Team Members, investors or others to speak anonymously, or in confidence, in connection with any perceived accounting or auditing irregularities or other misconduct or wrongful behavior, as further described in the Whistleblower Policy attached as Exhibit B hereto.

NO RETALIATION

Liquidia will not permit retaliation by, or on behalf of, the Company or any of its Team Members against good faith reports and complaints of violations of this Code, or any conduct that is otherwise illegal or unethical. Any Team Member engaging in impermissible retaliation will be subject to disciplinary action, up to and including termination of employment, at the discretion of the Company.

MORAL STANDARDS

CONFLICT OF INTEREST

While we expect that employees have private lives outside of Liquidia, each Liquidia Team Member has an obligation to ensure that their activities do not conflict with, or appear to conflict with, the best interests of the Company. A conflict of interest exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A conflict of interest can arise when a Team Member takes actions or has interests that may make it difficult to perform their Company work objectively and effectively.

Conflicts of interest may also arise when a Team Member or a member of their family, receives improper personal benefits as a result of the Team Member’s position at Liquidia, whether received from the Company or a third party. Team Members should conduct themselves with the highest legal and ethical standards at all times.

Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management. Team Members who become aware of a potential or actual conflict of interest should immediately bring it to the attention of a supervisor, senior officer or other appropriate employee and then, as appropriate, remove themselves from that situation unless they have received permission, in writing, by an officer of the Company. The terms of this Code do not seek to prohibit participation in certain protected concerted labor activities, regardless of potential conflicts with the Company’s interests.

Examples of conflicts of interest may include, and are not limited to, the following:

•	using Company funds, property or other resources for illegal or improper purposes, or for any purpose which is not directly related to the Team Member’s employment at Liquidia;
•	improperly influencing, either directly or indirectly, the decisions of any customer, supplier, government official or candidate for public office, employee, or any other outside party in their dealings Liquidia;
•	employment with, or providing services to, a competitor of Liquidia while still employed at Liquidia;

•	accepting from a vendor, supplier, or any other outside party that engages in business with Liquidia, could engage in business with Liquidia, or impacts Liquidia’s business, any gift or entertainment that either is not in compliance with Company codes and policies, or has an unreasonable value, either on its own or when combined with other gifts and entertainment;

•	situations that place personal activities in direct conflict with the interests of Liquidia;
•	misuse of confidential information;

•	having a significant financial interest in a company which does business with or is in competition with Liquidia;
•	accepting, giving or guaranteeing obligations of loans to Team Members, including loans to directors and officers that are not permitted by law; and

•	acting in violation of this Code.

Team Members must remain completely objective when choosing vendors or doing business with customers or other outside parties. All decisions should be made without preference for anything other than the best interests of our Company.

Gifts & Entertainment

Giving or receiving gifts or entertainment in exchange for doing business with, or receiving preferential treatment from, our Company is prohibited. Gifts include not only material goods, but also services, promotional premiums, discounts on personal purchases of goods or services, nonbusiness entertainment, personal travel or hotel accommodation or any other beneficial arrangement.

Liquidia is a closely regulated company, and, as a result, Team Members need to be aware of the laws, rules and regulations and Company policies that govern gifts and entertainment.

These laws, rules and regulations, as well as codes and policies, impact giving or receiving gifts as well as providing or participating in entertainment.

U.S. Health Care Professionals

As a company developing therapeutics and technology for the healthcare industry, Liquidia is subject to a variety of laws, rules and regulations that specify our guidelines, limitations and obligations relating to gifts and entertainment. The requirements of applicable codes and policies, as well as laws, rules and regulations supersede this section.

A Health Care Professional (HCP) is anyone involved in the provision of health care to patients. Physicians, doctors, nurses and other professionals who provide health care services directly to patients are HCPs. In addition, professionals whose employment can impact patient treatment, such as purchasing managers, hospital administrators and executives, and lab technicians, are considered to be HCPs. Generally, providing gifts, entertainment, sponsorships and meals to HCPs is limited, if not completely prohibited, by law or company codes and policies. When permitted, the amount that can be spent per person will be limited. Please contact the Liquidia Legal Department, with any questions that you may have.

U.S. Government & State Governments

The U.S. government has a number of laws, rules and regulations regarding business gratuities, such as gifts, entertainment and meals, that may be accepted by U.S. government personnel.

The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. In addition, contracting with employees of the U.S. government outside of their scope of employment with the U.S. government may be restricted. Please take care to review applicable laws, rules and regulations when interacting with the U.S. government and U.S. government personnel. Employees of specific U.S. state governments may also be subject to legal limitations and restrictions regarding gifts, entertainment, meals and outside employment, among other restrictions. Please contact the Liquidia Legal Department before providing any gift, entertainment, meal or other benefit to, or engaging in a contractual relationship with, a U.S. government or state government employee.

Foreign Government Officials

Internationally, the practice of gift giving and receiving varies widely from country to country. Prior to traveling abroad, Team Members should familiarize themselves with what is and is not appropriate for the areas that they will be visiting. In those countries where the exchange of gifts is customary and legal and it would be offensive or disturbing for a Team Member to decline a gift of a value greater than $100, the gift may be received with prior written approval of the Liquidia Legal Department. If obtaining prior written approval is not possible, Team Members must notify an officer of the Company or the Liquidia Legal Department of the receipt of such gift as soon as possible after receiving the gift. The Company may request gifts of that nature be turned over to the Company.

It is important to note that interactions with foreign government officials are generally governed by the Foreign Corrupt Practices Act, which is a law that has been applied to activities that occur beyond the borders of the U.S. In addition, the definition of a “government official” is very broad. Contact the Liquidia Legal Department with any questions that you may have.

U.S. Business Relationships (Non-Health Care Professionals)

Customary business entertainment provided by or to a customer, supplier or other business colleague may be provided or accepted so long as no HCP is involved; meals may also be provided and accepted. Although business entertainment may occur in a variety of situations, the key determinant is that such entertainment is permissible under Company codes and policies as well as the law, it has a business related purpose, and it is reasonable in cost and regularity. Customary business entertainment requires that an appropriate Team Member be present at the event or meal along with the customer, supplier or business colleague. In addition, Team Members may not pay for the entertainment of customer, supplier or business colleague’s guests or family members, or anyone who does not have a genuine interest in the business being discussed.

Team Members may not accept personal gifts, favors or entertainment of an unreasonable value from anyone doing, or seeking to do, business with the Company without prior written approval of an officer of the Company, the Liquidia Legal Department or the Liquidia Finance Department.

Bribes, Kickbacks & Unlawful Payments

In the U.S. and most countries around the world, it is illegal to provide, accept, offer, or induce a bribe or kickback. Bribes and kickbacks are money, fees, commissions, gifts, gratuities, things of value or any compensation provided directly or indirectly, to influence a business decision.

Liquidia’s policy is very simple and clear: the Company does not permit bribes, kickbacks or unlawful payments. To this end, Liquidia products are sold solely on the basis of quality, service and price. Team members may not offer, make, or authorize or receive payment of money or anything of value, directly or indirectly, with improper intent to:

•	illegally influence the judgment or conduct, or create a desired outcome or action, by any individual customer, company or company representative;

•	illegally gain an improper business advantage involving items reimbursed by a government health care program; or
•	illegally induce any health care provider to purchase or order Liquidia products or services.

Any Team Member found to be offering, requesting, accepting or making a bribe, kickback or unlawful payment is subject to immediate disciplinary action, up to and including termination of employment.

No third party, including agents, consultants, friends or family members, may be used to circumvent the policy against bribes, kickbacks and unlawful payments. All Team Members have an obligation to report to the Company any actual or attempted bribe or kickback made by or given to any Team Member.

Discounts & Rebates

In negotiating pricing with health care customers, discounts, rebates and other preferential pricing strategies will be offered in compliance with applicable laws, rules and regulations. For example, in the U.S., the Company will comply with the Anti-Kickback Statute (AKS) and all applicable safe harbors to the AKS.

False Claims Act

The Federal False Claims Act (FCA) is a civil law that prohibits submission, or causing the submission, of fraudulent claims to Medicare or Medicaid, and other federal and state programs. False claims that are submitted to a federal health care program, intentionally or with reckless disregard or deliberate indifference, can subject Liquidia as well as Team Members to significant penalties. Team Members must ensure that all statements, submissions and other communications, whether oral or written, with our customers, prospective customers, suppliers and other persons and entities are truthful, accurate, and complete.

Team Members, or any third-parties contracted by Liquidia, may not provide misleading advice, guidance or encouragement to customers on how to code for or bill third-party payors for our products or services, or how to report costs on any institutional cost report. Such advice will be given only after it has been confirmed that the advice is fully consistent with all applicable coding and billing rules and regulations. Advice may not be provided as an inducement to use Liquidia products or services. If there is any question as to the accuracy of the advice to be given, then such advice may not be given. In addition, the Liquidia Regulatory Department or Liquidia Legal Department should be contacted with any questions regarding the provision of billing or coding advice, and any activities related thereto should be vetted by one of these departments prior to implementation.

Foreign Corrupt Practices Act

Many countries, including the U.S., have strict laws prohibiting payments to foreign officials for the purpose of obtaining or retaining business. Specifically, the Foreign Corrupt Practices Act, known as the FCPA, does not permit U.S. companies, either directly or indirectly, to pay or promise to pay money or provide anything of value to a foreign official in an attempt to influence decisions, gain new business or retain current business. The definition of “foreign official” is very broad. It includes employees of state-owned entities, such as doctors or administrators who work in state-owned hospitals.

U.S. law provides an exception for certain small payments, sometimes referred to “facilitation payments” or “grease payments,” made to secure “routine governmental action,” such as fees for permits or other official documents, processing government paperwork, loading and unloading cargo, for example. If such a payment is permitted, the FCPA books and records provision requires Liquidia to record payments in a transparent manner and maintain internal controls. It is the responsibility of Team Members who are involved in such payments to ensure that appropriate action is taken to comply with the law. Unless doing so is impossible, Team

Members must receive prior written approval from the Liquidia Legal Department prior to the disbursement of any payment.

It is important to note that U.K. law prohibits some of the aforementioned payments, and Team Members should be sure that this prohibition does not apply prior to making a facilitation payment.

Anti-Money Laundering

It is illegal to engage in money laundering. Money laundering includes engaging in acts designed to conceal or disguise the true origins of criminally derived proceeds in order to make the unlawful proceeds appear to have legitimate origins or constitute legitimate assets.

The purpose of the anti-money laundering laws, rules and regulations are to help detect and report suspicious activity, including the predicate offenses to money laundering and terrorist financing, such as securities fraud and market manipulation.

If a Team Member is uncertain of the situation or observes a violation, it should be reported immediately to their supervisor or the Liquidia Legal Department.

Company Assets

Every Team Member has the obligation to use the Company’s time and property in a wise manner. The use of the Company’s time and property for purposes not directly related to the Company’s business is prohibited. All Team Members should protect the Company’s assets and property and ensure their efficient use.

The Company’s assets and property include, but are not limited to, equipment (e.g., computers, phones, and chairs), materials, facilities, office supplies and vehicles.

Team Members are expected to use and maintain equipment appropriately and safely. Please refer to applicable Company codes and polices for specific details on asset management rules and requirements.

In the event of termination of employment, all Company assets and property in the possession or control of the Team Member (including, but not limited to, documents, copies, notes, computers, keys, manuals, etc.) must be returned immediately.

Competing Outside Employment & Business Interests

Team Members may hold jobs outside Liquidia, but have a responsibility to ensure that they do not own, have a material financial interest in, work for, consult with, serve as an officer or director for, or otherwise assist a customer, supplier, contractor, regulator, or competitor that competes with or conflicts with any business of the Company without prior written approval of an officer of the Company.

Any Team Member who has outside employment must inform their supervisor or an officer of the Company, in writing, of such work. If Liquidia determines that a Team Member’s outside employment is interfering with the ability to meet Company requirements, the Team Member may be asked to terminate outside employment in order to remain employed at Liquidia.

Any Team Member involved in negotiating an agreement or transaction with a company in which the Team Member owns stock, or has any other financial interest or business relationship, should inform their supervisor, an officer of the Company or Liquidia’s Board of Directors, as appropriate, so that a determination can be made as to how best to proceed.

Team Members that own stock in public companies are not required to inform the Company of their ownership, so long as the Team Member’s combined direct and indirect ownership interest is less than 5% of the total outstanding shares of that company.

If a family member or someone close to a Team Member is an employee of or otherwise associated with a competitor of the Company, the Team Member should notify an officer of the Company or the Liquidia Legal Department so that the nature and extent of any concern may be assessed and appropriately resolved.

Nepotism & Relationships

Liquidia recognizes that there will be situations in which relatives or persons in a close personal relationship may be employed in the same operating unit. Such situations can create an actual or at least a potential conflict of interest, especially where one relative supervises another relative. For the purpose of this Code, a “relative” is any person who is related by blood or marriage, or whose relationship with the employee is similar to that of persons who are related by blood or marriage.

The Human Resources Department must be notified of any existing or potential conflict. Any questions about, or proposed exceptions to, the application of these policies should be directed to the Human Resources Department. For more information on the Company’s nepotism and relationships policy, please see our Employee Handbook.

Corporate Opportunity

Team Members owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises and, as such, are prohibited from:

•	taking for themselves, personally, opportunities that properly belong to the Company (such as the acquisition of a company or a product line in the same industry as the Company) that are discovered through the use of corporate property, information or their position at Liquidia;

•	using the Company’s property, information or position for personal gain; and

•	Competing with the Company.

Loans

Loans to Team Members from financial institutions that do business with the Company are permissible as long as the loans are made on prevailing terms and conditions and are in amounts meeting the institutions’ usual and ordinary lending guidelines.

Long term or non-de minimis loans to Team Members, as well as any loans to Liquidia executives from the Company are prohibited, unless explicitly authorized by the Company’s Board of Directors. Team Members and their families may not borrow or otherwise receive funds from present or potential suppliers, customers or partners of the Company with the exception of financial institutions under the circumstances provided above.

Travel Benefits

Unless otherwise specified, Team Members traveling on Company business may keep airline mileage credits, hotel rewards, car rental perks or restaurant benefits for their personal use. Such benefits should be the type offered to the general traveler, and the cost of using the services or products of the companies providing these benefits must not increase as a result of the benefit.

For more information on travel and expense reimbursement, please see our Employee Handbook.

Insider Trading/Tipping

Because Liquidia is a publicly-owned company, it has legal obligations to be especially vigilant in safeguarding its material, non-public information from disclosure both inside and outside the Company. It is a violation of federal law for anyone with knowledge of such information to buy or sell Liquidia stock, or to make any unauthorized disclosure of such information (known as “tipping”). All covered persons are bound by the Company’s Insider Trading Policy, attached as Exhibit A hereto.

CONFIDENTIALITY

Confidential Company Information

During their time at Liquidia, Team Members will come into contact with a wide variety of confidential information, including “Confidential Company Information”.

Confidential Company Information includes all non-public Company information (including all non-public information of any subsidiary of the Company) that might be of use to competitors of the Company, or harmful to the Company or its suppliers, customers or other such third parties if disclosed, as well as information deemed confidential under the law.

Confidential Company Information may include, among other things, sales, earnings and other financial information, financial statements, business plans, sales programs, inventions, product and pricing information, manufacturing processes, chemical composition of materials, research and development data, acquisition targets, internal memos and electronic files, customer lists, or even information obtained from a third party pertaining to new products or ideas.

Confidential Company Information is to be protected at all times. In fact, all Team Members must sign a non-disclosure agreement or employment agreement upon hire, stating that the Company’s confidential business and technical information and the Company’s trade secrets will not be disclosed before, during or after termination of employment.

Employees must be cautious not to inadvertently disclose Confidential Company Information when speaking in a public setting, such as presenting papers at conferences or in discussions with prospective customers during a trade show.

On occasion, Confidential Company Information may be released to vendors, contractors or visitors to Liquidia. In those cases, a confidentiality agreement on non-disclosure agreement must be signed by the outside party or access to information and facilities must be limited.

Please refer to the section entitled “Confidential Company Information” in the Employee Handbook for more details on intellectual property and Company property.

Media, Securities Analysts and Investors

The Company is subject to laws that govern the timing of the Company’s disclosures of material information to the news media, securities analysts and investors and other members of the public (collectively, the “public”). To ensure that any information provided to the public on behalf of Liquidia is accurate and timely disseminated, only the Chief Executive Officer of Liquidia, or such employees specifically designated by the Company’s Chief Executive Officer to communicate with the public on behalf of Liquidia, may make comments on behalf of the Company to the public. Unless permission to speak to the public on behalf of the Company has been granted by the Chief Executive Officer of the Company in writing, any Team Member who is approached or contacted by a member of the public should refer that request to designated officers of Liquidia, or such employees specifically designated to communicate with the public on behalf of Liquidia. This process will ensure that only current, consistent, accurate and non- confidential Company information is provided to the public.

The Company also trusts and expects Team Members to exercise personal responsibility whenever they participate in social media or other online activities. The Company’s “Social Networking and Blogging” policy contains additional guidelines regarding social media disclosures.

Note that the terms of this Code do not seek to restrict employees from discussing lawful compensation, hours and working conditions, or other legally protected terms and conditions of employment, and any such discussions are permitted under the law and this Code.

Nothing in this Code prohibits Team Members from reporting possible violations of a U.S. federal law, rule or regulation to any governmental agency or entity including, but not limited to, the Department of Justice, the Securities and Exchange Commission (known as the SEC), Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of any federal law, rule or regulation. Prior authorization is not required to make any such reports or disclosures and Team Members are not required to notify the Company that they have made such reports or disclosures. We do request that, as appropriate, Team Members raise issues and concerns with the Company as they arise, so that we can efficiently and effectively address those concerns.

SECURITIES LAWS AND INSIDER TRADING

Because the Company’s securities are publicly traded, it is subject to a number of laws concerning the purchase and sale of the Company’s securities. Regardless of your position with the Company, if you are aware of what is known as “material inside information” regarding the Company’s business, affairs or prospects, you may not disclose that information to anyone outside the Company, and you are not allowed to buy or sell the Company’s securities until the material inside information is known not only by individuals within the Company, but also by the general public. The improper use of material inside information is known as insider trading. Insider trading is a criminal offense and is strictly prohibited by law and by the Company’s Insider Trading Policy.

Because Team Members may learn information that is not otherwise public from the Company’s clients, brokers and other companies with whom the Company does business or proposes to do business, you are not allowed to buy or sell securities of the Company’s clients, brokers or other such companies.

Penalties for trading on or communicating material inside information are severe. If you are found guilty of an insider trading violation, you can be subject to civil and even criminal liability. In addition to being illegal, the Company believes that insider trading is unethical and will be dealt with firmly, which may include terminating your employment with the Company and reporting violations to appropriate authorities.

If you have any questions concerning the securities laws or about the Company’s policies with regard to those laws, or regarding the correct ethical and legal action to take in a situation involving material inside information, please review the Company’s Insider Trading Policy or contact the appropriate employee of the Company as set forth in the policy.

PUBLIC COMPANY REPORTING

As a public company, it is of critical importance that the Company’s filings with the SEC, and other public communications, contain full, fair, accurate, timely and understandable disclosure. Depending on their respective positions with the Company, employees, officers or directors may be called upon to provide information necessary to assure that the Company’s public reports are complete, fair and understandable. The Company expects employees, officers and directors to take this responsibility seriously and to provide prompt and accurate answers to inquiries from the Company’s officers, directors, auditors or attorneys related to the Company’s public disclosure requirements. With respect to any inquiries from other third-parties (such as analysts, members of the media and others), such inquiries should be directed to specifically designated persons who are authorized to respond, and such designated persons shall keep the Company’s Board of Directors advised as to the content and scope of each such inquiry and response.

QUALITY POLICY

Liquidia expects a commitment to only the highest quality in all facets of our business. Liquidia will:

•	achieve customer commitment by maintaining excellence in products and services through constant re-evaluation and refinement;
•	actively assess, select, develop and reward people in a way that ensures an organization of the highest quality and integrity;
•	develop an atmosphere where each Team Member is responsible for the quality of what the Team Member supplies;

•	develop quality systems that are dedicated to documenting and controlling processes to assure predictable conformance to requirements; and
•	ensure that Liquidia’s quality systems are in compliance with domestic and international quality system standards.

VENDOR SELECTION

Liquidia is committed to working with vendors and suppliers who can fulfill the business needs of the Company, conduct their business in a lawful manner and are committed to the same high standards of integrity and ethics as Liquidia.

Liquidia expects vendors and suppliers to abide by the Company policies and codes, as well as all applicable laws, rules and regulations. Liquidia may re-evaluate and terminate its relationship with any supplier or vendor that fails to comply with applicable laws, rules and regulations or Liquidia’s codes and policies.

HEALTHCARE PRODUCTS & MANUFACTURING GUIDELINES

As a manufacturer of biopharmaceutical-based products and associated products, Liquidia is subject to many laws, rules and regulations to protect patients and consumers, improve the quality of medicines and healthcare services, and ensure that our products are safe, effective and of the highest quality. Some of the U.S. laws that apply to our operations include the Food, Drug, and Cosmetic Act (FDCA), the Patient Protection and Affordable Care Act (PPACA), the FCA, the AKS, the FCPA and the Health Insurance Portability and Accountability Act (HIPAA). Additionally, we adhere to industry codes (including PhRMA) to ensure the integrity of relationships with healthcare professionals, payers and advocacy groups.

Every Team Member is expected to abide by the applicable healthcare laws of the country, state and locale in which the Company is conducting business, as well as our own policies, codes and procedures. It is imperative that Liquidia complies with all industry laws and regulations both to ensure the quality of our products and to protect the health and safety of our patients. Non-compliance with these laws and regulations can compromise patient safety and subject Liquidia to substantial civil and criminal penalties and individual liability. Your understanding and compliance with these requirements is essential in helping us ensure the safety of our patients, maintain our reputation and protect us from civil and criminal liability.

Research and Development

Our purpose is to innovate to bring therapies to patients that significantly improve their lives. Our priorities are ensuring the safety and protecting the rights of those who take part in our clinical trials, and upholding the highest ethical, scientific and medical standards in all of our research activities. The science we perform at Liquidia is without value unless it rests on a fail-safe foundation of integrity. All Team Members are responsible for acting in a manner consistent with Liquidia’s high expectations for quality and integrity in research and development, and for reporting concerns through any of the many channels available, including those described in this Code.

Pre-Clinical Research. We are committed to conducting research in compliance with all applicable laws and regulations, as well as recognized international ethical guidelines such as Good Laboratory Practices (GLP).

Conduct of Clinical Research. All Liquidia-sponsored clinical studies are designed and conducted in accordance with applicable laws and regulations, as well as recognized ethical standards such as Good Clinical Practices (GCP). All clinical investigators are trained on study protocol and applicable scientific and ethical standards. We regularly audit and monitor clinical study sites and processes related to our clinical trials.

Data Integrity. Liquidia is committed to maintaining the integrity and quality of clinical data from our sponsored studies, to ensure that our submissions are built upon data of the highest quality. Our processes and procedures drive quality, compliance and performance at every stage.

Public Disclosure. We recognize the importance of making clinical studies and results available. We register certain studies and post basic results on clinicaltrials.gov. We are committed to the development of publications that report the results of Company-sponsored clinical research studies accurately and objectively, and to the disclosure of funding and editorial support.

Human Subject Protection. Our policies and procedures aim to ensure respect for the health, well-being and safety of research participants as well as for the culture, laws and regulations of the countries in which studies are conducted. Our interventional trials adhere to globally recognized principles of international ethics and are prospectively reviewed by a qualified Institutional Review Board. Many of our trials use independent data monitoring committees to help ensure patient safety, in addition to internal reviews conducted by our physicians and safety professionals.

Animal Welfare. We are committed to conducting our animal research in a responsible, humane and ethical manner. Liquidia supports the development and adoption of novel, non-animal test methods for assessing the safety of new products that can reduce, replace or refine the use of animal testing. For those new products that require animal testing, we maintain high standards of animal care and welfare consistent with or exceeding those required by law.

Manufacturing and Supply Quality

Our reputation is built on trust. Patients, consumers and others rely on Liquidia products to improve health and enhance the quality of people’s lives. Product quality, safety and efficacy are critical components of the trust people place in Liquidia. We operate a comprehensive and robust quality management system, designed to ensure the production and supply of quality products.

We are committed to ensuring that our products are manufactured and supplied to high standards of quality. Our manufacturing operations are conducted in compliance with applicable regulatory requirements, Good Manufacturing Practices (GMP), and our own internal rigorous quality standards. We also require that our suppliers and partners adhere to high standards, and we conduct audits and oversight of our supply chain.

We are all responsible for ensuring that we perform our responsibilities in a manner consistent with Liquidia’s unwavering commitment to quality and compliance, and for reporting quality issues and concerns through the appropriate channels, including those described in this Code.

Colleagues who become aware of an adverse event or product quality complaint must report it by calling the Director, Regulatory and Pharmacovigilance Operations or the Vice President, Global Regulatory Affairs within 24 hours of becoming aware of the potential adverse event or product quality complaint.

Fair Competition

Each Team Member should endeavor to deal fairly with the Company’s customers, suppliers and competitors.

No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.  Stealing or improperly obtaining proprietary information, possessing or using trade secret information that was obtained without the owner’s consent, or inducing such activities by past or present employees of other companies is prohibited.

Liquidia’s activities are subject to antitrust, anti-kickback, fraud and abuse, and trade regulation statutes that govern how we interact with customers, suppliers and competitors. It is important for Team Members to know and understand these laws, rules and regulations and to make sure they are in full compliance with them. Some of the most serious offenses that fall under antitrust laws may include the following:

•	agreements or discussions with competitors to restrict competition, fix prices, limit production or allocate customers or territories;

•	agreements with customers allowing them to purchase product below cost;
•	agreements with customers forcing the customer to purchase a product they do not want as a condition for purchasing another product that they truly want; and
•	any agreement that illegally discriminates in favor of, or against, any customer.

Any such agreement, whether formal or informal, may be unlawful and is prohibited by the Company. In addition, please note that the list above does not include every situation or conflict of interest that may rise during the course of business. Therefore, Team Members must avoid unnecessarily involving themselves in situations from which unlawful agreements may be inferred, and contact with competitors should be kept to a minimum. Contact the Liquidia Legal Department with any questions that you may have about this section.

Liquidia strictly adheres to all U.S. Export Control Laws and Sanctions Regulations aiming to prohibit unauthorized export of restricted technology and information to specified countries, individuals or entities. Liquidia also complies with U.S. Anti-boycott Laws under the Export Administration Regulations (EAR), which prohibit the Company from furthering or supporting international boycotts not sanctioned by the U.S. government.

Liquidia complies with special legal requirements when conducting business with governments or government-owned entities. Team Members should adhere to the highest ethical standards when engaging in such business transactions.

In accordance with applicable laws, rules and regulations, Liquidia engages in only accurate, truthful advertising and marketing in order to educate the public, increase awareness of the Company’s services and help recruit new Team Members.

Failure to comply with any of the above could subject both the Company and individual Team Members involved to criminal penalties. In addition, the Company may be subject to civil penalties and treble damages. Team Members must direct questions or concerns regarding these laws and how they are applied to senior management or the Liquidia Legal Department.

RESPECT FOR OUR CUSTOMERS & OUR COMMUNITY

ENVIRONMENT

Liquidia is committed to ensuring that all of our operations respect the environment and the health of our employees and neighbors in the community. We comply with all legal requirements regarding waste disposal and emissions. Questions concerning environmental issues may be directed to the Liquidia Legal Department or the Vice President, Manufacturing Operations.

POLITICAL CONTRIBUTIONS

Team Members may be politically active, but may not make a contribution to any political party, committee or candidate on behalf of the Company without prior written approval by an officer of the Company. Contributions or gifts to any political party or candidate intended to illegally or improperly influence any official’s decisions with regard to Liquidia are strictly prohibited.

PROFESSIONAL ORGANIZATIONS

Team Members are encouraged to participate in professional organizations that pertain to their jobs. Professional organizations provide an excellent opportunity to further professional education, generate business contacts and expand business opportunities.

Team Members must always maintain the highest ethical and business standards when interacting with any professional organization.

CORPORATE IMAGE

Liquidia seeks to create and maintain a positive reputation in the communities in which we operate, locally and globally, and strives to conduct business in such a manner that promotes goodwill. Team Members are expected to act in a way that reflects positively on the Company, whether Team Members are interacting with others Team Members or with members of the business community outside of the Company.

PURSUIT OF EXCELLENCE

INTELLECTUAL PROPERTY

Intellectual property includes patents, trade secrets, trademarks and copyrights to materials that are owned by Liquidia or authored by Team Members while employed at the Company.  Liquidia’s intellectual property uniquely identifies the Company and our products and encompasses the property rights of the Company in proprietary creations such as ideas and the expression of ideas and, therefore, needs to be protected.

Team Members should be mindful that ideas or inventions developed during a Team Member’s normal course of work for the Company, or while using Company facilities, equipment and information, entitles the Company to the rights to that particular invention, and becomes Company property. All ideas and inventions developed while a Team Member is employed by or engaged with Liquidia must be disclosed immediately to the Company and prior to any public disclosure, in order to preserve full legal protection for the intellectual property. Team Members should refer to their Confidentiality, Inventions, and Non-Competition Agreement, and any other agreement that they may have with Liquidia, for further details regarding any additional, specific obligations pertaining to intellectual property that may apply to them.

Team Members are reminded to be diligent in their use and creation of the Company’s intellectual property. This includes following internal guidelines that govern maintaining the confidentiality of Liquidia’s intellectual property. These guidelines cover issues such as non- disclosure of inventions, appropriate use of Company logos, trademarks and brand names, along with other intellectual property guidelines.

Company logos, trademarks and brand names should be used exactly as they are registered, on all documentation and materials. The same guidelines are applicable to Team Members’ use of third-party trademarks or brand names, which should be properly acknowledged.  Misusing, misappropriating or wrongfully disclosing intellectual property carries significant legal and financial risk, and is strictly prohibited. Any known misuse or unprotected use or disclosure of intellectual property must be reported immediately to the Liquidia Legal Department.

SCIENTIFIC INTEGRITY

Liquidia’s mission is to offer products that sustain quality of life for our end customers. Only after rigorous testing and meticulous research and validation are the Company’s products released for sale to our customers. Every process, from development through manufacture, is performed with the utmost care and all data recorded as a result of testing and development must be true, accurate and not misleading.

TEAM MEMBER FULFILLMENT

COMPANY POLICIES & PRACTICES

Liquidia has established policies and practices to ensure that our workplace is a safe and healthy environment. How we interact with internal Team Members is a reflection of how we handle our external business affairs with customers and vendors. We expect Team Members to treat each other and all outside parties with the utmost respect and courtesy.

Safety

The health and safety of each employee is extremely important and to that end, we have established safety procedures to ensure a safe work environment. The Company provides safety training to appropriate Team Members and holds them accountable to work in a safe manner, follow established procedures and actively participate in training programs.

Any unsafe conditions or concerns should be reported immediately to the Team Member’s supervisor and/or the Company’s Head of Regulatory and Head of Quality Assurance.

To provide for the safety and security of Liquidia’s Team Members and facilities, only authorized visitors are allowed in the workplace. If an unauthorized individual is observed on Liquidia’s premises, Team Members should immediately notify their supervisor, or if necessary, accompany the individual to the reception area. Team Members should refer to the applicable Company “Visitor Policy” in the Employee Handbook. It is also essential that each employee protect personal belongings brought into the building or work location. Employees should take proper measures to safeguard their belongings when stepping away from their work location.  Liquidia is not responsible for the loss of personal money or belongings.

Harassment & Workplace Conduct

Liquidia is committed to a work environment in which all individuals are treated with respect and dignity. We expect that all relationships among persons in the workplace will be business-like and strictly free of harassment that may be based on a Team Member’s race, color, religion, creed, sex, national origin, pregnancy, ancestry, age, disability, genetic information, sexual orientation, gender identity/expression, marital status, military or veteran status or any other protected class defined under local, state or federal law. This policy will be read to be consistent with the “Equal Employment Opportunity” and “Non-Harassment” policies of the Employee Handbook, copies of both of which may be obtained from the Human Resources Department.

Team Members who believe that they have been the target of, or witness to harassment, discrimination, illegal retaliation, or other offensive behavior should report the incident to their supervisor, the Human Resources Department or the Liquidia Legal Department without fear of retaliation. In addition, we offer a confidential Red Flag Reporting Hotline at 1-877-647-3335 (using client code 9193284400) and a website at www.redflagreporting.com (click on “File a Report” and provide client code 9193284400). Whether you call or report on-line, you will have the option of being completely anonymous.

No retaliation will occur because a Team Member has, in good faith, reported an incident of suspected harassment or offensive behavior, even if such complaint is erroneous. Incidents will be promptly investigated and appropriate action will be taken. However, knowingly making false or malicious complaints and other types of inappropriate reports may be the subject of appropriate disciplinary action.

Violence-Free Workplace

Liquidia is committed to providing a comfortable work environment in which all individuals are free from violence or threats of violence. In accordance with local laws and our own internal policies, we do not tolerate any acts of violence in the workplace. Violence is defined as any act or threat of physical violence, harassment, intimidation, coercion, brandishing weapons, or threatening or talking of engaging in these activities. Team Members are prohibited from carrying, possessing or using firearms, or other weapons, while on Company premises or while conducting Company business.

A copy of the Company’s “Workplace Violence and Weapons” policy in the Employee Handbook may also be obtained from the Human Resources Department.

Drug-Free Workplace

Liquidia believes that it is important to maintain safe, healthy and efficient operations, and to protect the safety and security of our Team Members, property and equipment. Being under the influence of drugs or alcohol on the job may pose serious safety and health risks to the user and all those who work with, or come in contact with, the user.

Team Members are prohibited from being under the influence of, using, selling, purchasing, transferring or possessing unauthorized or illegal drugs, or controlled substances. Additionally, Team Members are prohibited from abusing or misusing legal drugs while on Company premises, performing Company business or while operating Company equipment, machinery or vehicles. Alcohol may be served on Company premises at Company-sponsored events that are approved by the Human Resources Department or an officer of the Company. Otherwise, use of alcohol or being under the influence of alcohol on Company premises, or while operating Company owned assets, is prohibited.

Job applicants are required to undergo a drug test as a condition of employment at Liquidia and Team Members are subject to drug and alcohol testing, in accordance with our “Drug and Alcohol Testing” policy in the Employee Handbook. However, applicants for temporary, summer positions or other short-term, temporary positions offered to students (provided the applicant is being hired pursuant to the Company’s understanding that the position will cease to exist within five months or less and the applicant will, at that time, be separating their employment to return to school), and temporaries employed by an employment agency and assigned by the agency to work at the Company, on a case-by-case basis, may not be subject to pre- employment drug and alcohol testing.

Each Team Member will receive a copy of the “Drug and Alcohol Testing” policy upon commencement of employment. The policy may also be obtained from the Human Resources Department.

In compliance with local regulations, there is to be no smoking, including the use of e- cigarettes, on the Company’s premises by Team Members, clients or visitors.

Equal Opportunity, Diversity & Non-Discrimination

Liquidia recognizes and respects the differences and unique talents that each employee brings to the Company. We are committed to using those differences in order to succeed in the marketplace. A diverse team enables us to better serve customers across the globe and creates a work environment where Team Members feel included and motivated.

The Company is committed to ensuring fair and equitable treatment in all of its business dealings. The Company is an Equal Opportunity Employer that does not discriminate on the basis of actual or perceived race, creed, color, religion, alienage or national origin, ancestry, citizenship status, age, disability, sex (including pregnancy), marital status, veteran status, sexual orientation, gender identity, genetic information, or any other characteristic protected by applicable federal, state or local laws. This policy applies to all employment activities such as recruiting, hiring, training, promotions, performance appraisals, disciplinary actions, compensation and any other term or condition of employment, as well as to business activities with customers, vendors, and other outside parties.

Please refer to the section entitled “Equal Employment Opportunity” in the Employee Handbook for more details on the Company’s policies with respect to equal opportunity, diversity and non-discrimination.

PRIVACY

Liquidia may use the information collected on and through the Company’s websites to process orders, determine buying trends and provide a more personalized experience on the Company’s websites.

Liquidia may share collected information with affiliated companies, subcontractors, service providers or business partners of the Company, subject to applicable Company privacy policies, but does not currently sell, trade or rent personal information to any other companies or individuals.

Collected information may be disclosed as necessary by law, legal process, litigation or request from public or governmental authorities within the user’s country of residence, or as required by a governmental agency or court with valid authority to require or compel such action by the Company under applicable law.

Additionally, the Company reserves the right to disclose, without notification, collected information, if such disclosure is reasonably necessary to enforce the relevant Terms of Use for the Company’s websites, to protect users of the Company’s websites or to safeguard the operations of the Company.

In general, data privacy laws are rapidly evolving and varying by jurisdictions. Liquidia endeavors to comply with such enforceable and applicable laws and reserves the right to amend this Code, either expressly, by addendum or otherwise, as necessary to comply with such applicable laws.

Clinical Studies

In certain instances, certain personal information may be obtained through clinical studies or trials or while providing technical support. Such information must be treated as confidential and must be released only on a “need to know” basis.

Employee Information & Privacy

Team Member’s personal information is considered confidential. That may include, but is not limited to, salary information, references, health information, home address and phone numbers, and so forth. Any inquiries for employee information, past or present, should be directed to the Human Resources Department.

Liquidia maintains a personnel file on each employee, which includes the employee’s job application, resume, record of training, salary increases and other employment records. It is important that employees provide Liquidia with the most current information on their educational accomplishments, certifications, skills learned or other qualifying change to keep their personnel file up to date.

It is Liquidia’s policy to provide limited responses to requests for information regarding current, retired or terminated employees. All such requests are to be referred to, and answered by, the Human Resources Department. The only information that Liquidia will verify are dates of employment, title and, with written authorization from the employee, salary. No Team Member is authorized to ever give a personal opinion on any other employee’s work performance, work approach, work behaviors or anything else on the behalf of the Company, or in the context of an official business request, without prior written approval by an officer of the Company.

Protected Health Information

Protected Health Information (PHI) and electronic PHI (ePHI) is safeguarded according to state and federal law. Special legal requirements also pertain to the confidentiality of mental health, substance abuse, abortion, venereal disease information and other conditions. Liquidia sites where health information is stored have specific policies and procedures regarding the physical security of PHI and ePHI. Additionally, all of our computer systems or data files that contain ePHI have appropriate access controls in order to limit access to this information only to authorized employees. Team Members are required to abide by all applicable laws as well as Company codes and policies related to PHI and ePHI.

Information Systems

Certain Team Members receive personal computers and email and Internet access to assist with their job responsibilities. Our computer resources are primarily for business use. However, limited personal use is acceptable and individual supervisors are responsible for setting limits.

As it relates to Company-owned or provided hardware or software, Team Members should respect each other’s privacy and may not use the passwords of other Team Members in order to obtain private or protected information. A Team Member may not share their Company passwords with others or allow others to use their email accounts.

The Company, at its discretion, may monitor emails and Internet usage. Additionally, a “Personal and Company-Provided Portable Communication Devices” policy in the Employee Handbook is in effect governing computer software, hardware and networks. All Team Members with computer access are required to acknowledge this policy.

REPORTING & ACCOUNTABILITY

FINANCIAL RECORDS & ACCOUNTING POLICIES

Accurate business records are essential to the management of the Company and to maintaining and safeguarding investor confidence. Liquidia’s corporate books and records must accurately represent the Company’s business matters and are maintained in accordance with legal requirements and internal policies. These include financial statements as well as time sheets, vouchers, bills, invoices, expense reports, payroll and benefits records, performance evaluations and other essential Company data. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law, rule or regulation and approved by the Chief Financial Officer and the Chief Executive Officer of Liquidia in writing.

The Company’s policy is to comply with all applicable financial reporting and accounting regulations applicable to the Company. If a Team Member has concerns or complaints regarding questionable accounting or auditing matters of the Company, then the Team Member is encouraged to submit those concerns or complaints, anonymously, confidentially or otherwise, to the Audit Committee of the Liquidia Board of Directors, which will, subject to its duties arising under applicable law, regulations and legal proceedings, treat such submissions confidentially. Procedures for such submissions are set forth in the Company’s Whistleblower Policy, attached as Exhibit B hereto. Such submissions may also be directed to the attention of (a) the Nominating and Governance Committee of the Company’s Board of Directors, (b) the Liquidia Legal Department, (c) the Chief Financial Officer of the Company, (d) the Human Resources Department, or (e) the Liquidia Red Flag Reporting Hotline, which is maintained by an independent third party by (i) visiting www.redflagreporting.com and clicking on “File a Report”, using client code 9193284400, or (ii) calling 1-877-647-3335, using client code 9193284400.  Nothing in this Code prohibits Team Members from reporting possible violations of any federal law, rule or regulation to any governmental agency or entity including, but not limited to, the Department of Justice, the SEC, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of any federal law, rule or regulation.

DOCUMENTATION, CODING AND BILLING

Colleagues involved in any aspect of documentation, record-keeping, data management, reporting, coding or billing are required to ensure that all information is accurate and appropriate under the circumstances presented. The accuracy of data is not only a legal responsibility, it is essential to Liquidia’s integrity. If you become aware of any omission, inaccuracy or false entry, you must report it immediately.

AMENDMENT, MODIFICATION & WAIVER

This Code may be amended or modified by the Liquidia Board of Directors.

Any request for a waiver of this Code by a non-executive officer or employee of the Company must be submitted in writing to the Company’s Chief Executive Officer and Chief Financial Officer, who has authority to decide whether to grant a waiver. However, a waiver of any provision of this Code for a director or an executive officer of the Company must be approved by the entire Liquidia Board of Directors or its designated committee, and will be promptly disclosed to the extent required by law or regulation. The Company’s Chief Executive Officer and Chief Financial Officer will regularly report to the Board or its designated committee waivers that have been granted to non-executive officers and employees.

CERTIFICATIONS

All Team Members must sign a certificate confirming that they have read and understand this Code. The Company will also require an annual certification of compliance with this Code by all officers with the title of Vice President or above. However, failure to read this Code or sign a confirmation certificate does not excuse you from complying with this Code.

RECEIPT & ACKNOWLEDGEMENT OF THE LIQUIDIA CODE OF CONDUCT

I have read and understand the Liquidia Code of Conduct. I understand that I am responsible for complying with the Liquidia Code of Conduct and other Company codes and policies, and will report any incidents or issues related to compliance to the Liquidia Legal Department, other appropriate individual or department indicated in this Liquidia Code of Conduct or the Liquidia Red Flag Reporting Hotline.

My signature indicates that I have read and understand and will appropriately comply with the Liquidia Code of Conduct. I have reported, and will continue to report, all compliance issues that I am aware of at Liquidia. By signing below, I acknowledge and agree that any failure to comply with this Code of Conduct and other policies may result in reprimand, reassignment, demotion, termination of my relationship with the Company or other legal action.

__________________________________________

Team Member Name (please print)

_________________________________________________________________________

Team Member SignatureDate

EXHIBIT A

LIQUIDIA CORPORATION INSIDER TRADING POLICY

1.	Introduction

Liquidia Corporation, a Delaware corporation (“Liquidia” or the “Corporation”), has adopted the following Policy regarding trading Liquidia’s securities by its employees, directors, consultants, contractors, or related parties (see Section 3 below for Scope of Policy).

2.	Purpose

This Policy has been established:

●	To educate all Liquidia parties as noted in Section 3 below;
●	To set forth guidelines for courses of action;
●	To protect Liquidia and all of its employees and directors against legal liability; and
●	To preserve the reputation of Liquidia and its employees and directors for adhering to the highest standards of integrity and ethical conduct.

Because Liquidia is a public company, transactions in the Corporation’s securities are subject to the federal securities laws and regulations adopted by the United States Securities and Exchange Commission (the “SEC”). These laws and regulations make it illegal for an individual to buy or sell securities of the Corporation while aware of “inside information.” The SEC takes insider trading very seriously and devotes significant resources to uncovering the activity and to prosecuting offenders. Liability may extend not only to the individuals who trade on “insider information,” but also to their “tippers.” The Corporation and “controlling persons” of the Corporation may also be liable for violations by the Corporation’s employees.

In addition to responding to the statutes and regulations, we are adopting this Policy to avoid even the appearance of improper conduct on the part of anyone employed by or associated with Liquidia (not just so-called “insiders”).

3.	Scope

This Policy applies to all directors, officers, and all employees of, and consultants and contractors to, the Corporation and its subsidiaries that receive or have access to material non-public information regarding the Corporation. This group of people, members of their immediate families, members of their households and applicable related parties are sometimes referred to as “insiders.” This Policy also applies to any person who receives or is in possession of material non-public information from any insider.

4.	Definitions

TERM	DEFINITION
Insider

Any person who possesses material, non-public information is considered an insider to that information. Insiders include the Corporation's directors, officers, employees, independent contractors, and those persons in a special relationship with the Corporation (e.g., its auditors, consultants, or attorneys). The definition of insider is transaction specific; that is, an individual is an insider with respect to each material, non-public item of which the individual is aware.

Material Non-Public Information

Material non-public information (“inside information”) is any information that is generally not known to the public and which, if publicly known, would be reasonably likely to affect either the market price of Liquidia’ securities or a person’s decision to buy, sell, or hold Liquidia’ securities.

Non-exclusive examples of material non-public information:

●
Unpublished financial results and projections
●
News of a pending or proposed transaction involving the Corporation (e.g. merger, acquisition, capital markets transaction or licensing arrangement)
●
Unpublished data or results regarding any of the Corporation's products or product candidates
●
Significant changes in the Corporation's intellectual property portfolio
●
Significant changes in corporate objectives
●
Significant sale, purchase or license of assets

Material Non-Public Information (Cont’d)
●
Non-public communications with regulators, including the FDA and EMA or any other regulatory authority
●
Gain or loss of a major contract
●
Changes in senior management
●
Changes in dividend policies
●
Financial liquidity problems

Either positive or negative information may be material.

We emphasize that the foregoing list is merely illustrative.

Related Person and/or Related Party

A related person and/or related party means:

●
Any family member and any non-family member who lives in your household
●
A person or entity controlled by the insider or with whom the insider must be assumed to be acting in concert regarding prohibited activities

5.	Responsibilities

i.	It is the individual responsibility of every director, officer, employee, consultant, contractor, related person, and/or related party to comply with this Policy against insider trading and avoid engaging in any prohibited activity as outlined.

ii.	As a condition of employment, it is the responsibility of all employees to certify their understanding and intent to comply with this Policy. Members of the Board of Directors, Senior Management (as defined below), and other personnel of the Corporation may be required to certify compliance on an annual basis.

iii.	All applicable individuals are responsible for reporting any potential insider trading violation of which they become aware to the designated Policy Administrator (as defined below).

iv.	All applicable individuals are responsible for maintaining confidentiality about internal company matters and development and should not discuss such information with any outside party except as required in the performance of regular corporate duties.

v.	It is the responsibility of the Policy Administrator to fulfill the Policy Administrator’s duties in accordance with the enforcement of this Policy.

6.	Policy

If any member of the Board of Directors of Liquidia, any officer of Liquidia, or any employee or consultant of Liquidia is aware of material non-public information relating to Liquidia, it is Liquidia’s policy that neither that person nor and any related person and/or related party may buy or sell securities of Liquidia or engage in any other action to take advantage of, or pass on to others, that information.

This Policy also applies with equal force to information relating to any other company, including our customers or suppliers, licensing partners, and any company with which Liquidia may be entering into a transaction with, obtained by a member of the Board of Directors, an officer or an employee or consultant of the Corporation during the course of their service to or employment by the Corporation. You should not trade in securities of other companies based on information derived from your course of dealings with those companies.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

i.	Material Non-Public Information. Material non-public information is any information that is not generally known to the public, and which, if publicly known, would be reasonably likely to affect either the market price of Liquidia’s securities or a person’s decision to buy, sell or hold Liquidia’ securities. Please see the definition of "Material Non-Public Information" in Section 4 (Definitions) for examples.

ii.	Twenty-Twenty Hindsight. Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, you should carefully consider how SEC regulators and prosecutors and others might view your transaction in hindsight.

iii.	Transactions by Family Members. These restrictions also apply to your immediate family members – that is, any spouse, parent, child or sibling – and others living in your household. Employees are expected to be responsible for the compliance of members of their immediate family/household with this Policy. This means that, to the extent such family/household members intend to trade in Liquidia’s securities, they need to comply with regularly-scheduled and other black-out periods applicable to their family/household members who are Corporation personnel. SEC regulations specifically provide that any material non-public information about the Corporation communicated to an immediate family/household member is considered to have been communicated under a duty of trust or confidence; any trading in Liquidia’s securities by such family/household members while they are aware of such information may, therefore, violate insider trading laws and regulations.

iv.	Tipping Information to Others. Whether the information is proprietary information about Liquidia or information that could have an impact on our stock price, Liquidia personnel must not pass the information on to others. The above penalties apply, whether or not you derive any monetary benefit from another person’s actions. Insider information is often inadvertently disclosed or overheard in casual, social conversations. Care must be taken to avoid such disclosures.

v.	When Information is Public. Because Liquidia’s stockholders and the investing public should be afforded time to receive information and to act upon it, as a general rule you should not engage in any transactions until at least the conclusion of the second business day after the information has been released. Thus, if an announcement were made on a Monday, Wednesday (after the market closes) generally would be the earliest day on which you should trade. If an announcement were made on a Friday, Tuesday (after the market closes) generally would be the earliest day on which you should trade. However, if the information released is complex, such as a prospective major financing or other transaction, it may be necessary to allow additional time for the information to be absorbed by investors. In such circumstances, you will be notified by our Chief Financial Officer, who will act as our “Policy Administrator,” regarding a suitable waiting period before trading.

vi.	Prevention of Insider Trading by Others. If you become aware of a potential insider trading violation, you must immediately advise our Policy Administrator. You should also take steps, where appropriate, to prevent persons under your supervision and/or control from using inside information for trading purposes. Moreover, Corporation-imposed sanctions, including dismissal for cause, could result if an employee fails to comply with this Policy or any other Corporation policy.

vii.	Confidentiality. Serious problems could be caused for the Corporation by the unauthorized disclosure of internal information about Liquidia, whether or not for the purpose of facilitating improper trading in the securities of Liquidia. Liquidia employees should not discuss internal company matters or developments with anyone outside of the Corporation, except as required in the performance of regular corporate duties.

This prohibition applies specifically (but not exclusively) to inquiries about the Corporation that may be made by the financial press, investment analysts or others in the financial community. It is important that all such communications on behalf of the Corporation be through an appropriately designated officer under carefully controlled circumstances. Unless you are expressly authorized to the contrary, if you receive any inquiries of this nature, you should decline comment and refer the inquirer to the Policy Administrator.

viii.	Additional Prohibited Transactions. Because we believe it is generally improper and inappropriate for the Corporation’s personnel to engage in short-term or speculative transactions involving the Corporation’s securities, it is our policy that members of the Board of Directors, officers, all employees of, and consultants and contractors to, the Corporation and its subsidiaries, and their immediate family/household members should not engage in any of the following activities with respect to Liquidia’ securities:

●	Trading in the Corporation’s Securities on a Short-Term Basis. Any shares of Liquidia common stock purchased in the open market must be held for a minimum of six months and ideally longer. This rule does not apply to purchases and sales under any employee stock purchase plan or sales made within six months before or after the exercise of options that were granted by Liquidia. Section 16 reporting persons (officers, directors and 10% stockholders) are reminded of the short-swing profit rules.

●	Short Sales of the Corporation’s Securities. "Short" sales of stock are transactions where you borrow stock, sell it, and then buy stock at a later date to replace the borrowed shares. Short sales generally evidence an expectation on the part of the seller that the securities will decline in value and therefore have the potential to signal to the market that the seller lacks confidence in the Corporation's prospects. In addition, short sales may reduce a seller's incentive to seek to improve the Corporation's performance. For these reasons, short sales of our securities are prohibited.

●	Margin Accounts and Pledged Securities. Use of the Corporation’s securities held in a margin account or pledged as collateral to secure a loan, except in limited cases with the prior written approval of the Policy Administrator, are prohibited.

●	Straddles, Collars, Standing and Limit Orders, etc. Transactions in straddles, collars, or implementing standing and limit orders or other similar risk reduction devices, except in limited cases with the prior written approval of the Policy Administrator, are prohibited. These orders create heightened risks for insider trading violations. Because there is no control over the timing of purchases or sales that result from such instructions to a broker, a transaction could be executed when persons are subject to this Policy are in possession of material nonpublic information.

●	Publicly Traded Options. Transactions in publicly traded options relating to Liquidia’s securities (i.e., put or call options that are not granted by the Corporation) are also prohibited. A put is an option or right to sell a specific stock at a specific price before a set date, and a call is an option or right to buy a specific stock at a specific price before a set date. Generally, call options are purchased when one believes that the price of a stock will rise, whereas put options are purchased when one believes that the price of a stock will fall. Because publicly traded options have a relatively short term, transactions in options may create the appearance that trading is based on material non-public information. Further, such transactions may indicate a preference for short-term performance at the expense of the Corporation's long-term objectives. Accordingly, any transactions in put options, call options or other derivative securities are prohibited by this Policy.

ix.	Trading Procedures Applying to all Corporation Personnel. While it is never permissible to trade based on material non-public information, we are implementing the following procedures to help prevent inadvertent violations and avoid even the appearance of an improper transaction (which could result, for example, where an employee engages in a trade while unaware of a pending major development):

Prohibited Periods for Trading. All members of the Board of Directors, officers, employees, and consultants of and contractors to, the Corporation and their immediate family/household members are prohibited from trading in any securities of the Corporation (other than exercises of stock options granted by the Corporation, which result in the purchase of common stock upon the exercise – see Appendix B, Method #1) during the following periods:

●	Commencing with the date he/she possesses material non-public information concerning us (prior to the public announcement of material information) until the conclusion of the second business day after the day the Corporation has made a public announcement of material information, including earnings releases (if the information released is complex or not disclosed in a press release, it may be necessary to extend this period, in which case the Policy Administrator will notify you of the waiting period); and

●	The Corporation may from time to time require all Corporation employees or selected Corporation employees, consultants, officers and/or directors with access to material non-public information to refrain from trading during other specified periods when significant developments or announcements are anticipated.

You will be notified by e-mail when you may not trade in the Corporation’s securities as a result of a recent public announcement of material information or during periods when significant developments or announcements are anticipated. Of course, even during periods when trading is permitted, no one should trade in the Corporation’s securities if in possession of material non-public information. The imposition of any special blackout period or the fact that any intended trade has been denied pre-clearance should itself be treated as confidential information, and should only be disclosed to those persons with a need to know that information.

x.	Special Procedures Applying to Members of the Board of Directors, Senior Management, Financial Team, and the Disclosure Committee. The following members of management constitute the “Senior Management” of the Corporation: Chairman of the Board; Chief Executive Officer; President; Chief Financial Officer; Treasurer; Chief Medical Officer; Chief Operations Officer; General Counsel; Senior Vice Presidents; Vice President, Corporate Development & Strategy; Chief Accounting Officer; Controller; and Administrative Assistants to Senior Management members or other members as specified by the Legal Department from time to time. The individuals set forth on Appendix A attached hereto, as the same may be amended from time to time by the Corporation’s Board of Directors, constitute the Financial Team and Disclosure Committee Members of the Corporation.

Prohibited Periods for Trading. Members of the Board of Directors, Senior Management, Financial Team, and the Disclosure Committee are prohibited from trading in Liquidia’s securities during certain periods on a quarterly basis (“Quarterly Blackout Periods”) and during certain other periods as determined by the Corporation (in any case, such blackout periods apply to all transactions other than exercises of stock options granted by the Corporation which result in the purchase of common stock upon exercise as described in Appendix B, Method #1) as set forth below:

●	For members of the Board of Directors, Senior Management, and the Financial Team, the Quarterly Blackout Periods begin on the 15th calendar day prior to the close of each fiscal quarter and end immediately following the conclusion of the second business day after the release of the Corporation’s financial results for such quarter or year end, as applicable;

●	For members of the Disclosure Committee, the Quarterly Blackout Periods begin immediately upon the date and time when the first draft of the Corporation’s quarterly or annual report is provided to the Disclosure Committee, and ends immediately following the conclusion of the second business day after the release of the Corporation’s financial results for each quarter or year end, as applicable; and

●	Any other periods as determined by the Corporation.

xi.	Pre-Clearance of Trades by Directors and Officers. All transactions in Liquidia’s securities (acquisitions, dispositions, transfers, etc.), including the execution of trading plans, by members of the Board of Directors, Senior Management, the Financial Team and the Disclosure Committee must be pre-cleared in advance by the Policy Administrator. If you contemplate a transaction, you should contact the Policy Administrator. This requirement does not apply to the exercise of options granted by the Corporation using Method #1 as described in Appendix B, but would apply to market sales of those shares. As a result, Methods #2 and #3 described in Appendix B are prohibited. Please note that such pre-clearance does not constitute legal advice and does not provide the director or officer with immunity from investigation or suit, for which it is the responsibility of the individual to comply with the federal securities and regulations.

xii.	Individual Responsibility. Every officer, director, employee, consultant, and contractor of the Corporation has the individual responsibility to comply with this Policy against insider trading, regardless of whether the Corporation has a mandatory trading window for that Insider or any other Insiders of the Corporation. The guidelines set forth in this Policy are guidelines only, and appropriate judgment should be exercised in connection with any trade in the Corporation’s securities.

An Insider may, from time to time, have to forego a proposed transaction, except for Rule 10b5-1 Transactions, in the Corporation’s securities even if the Insider planned to make the transaction before learning of the material non-public information and even though the Insider believes the Insider may suffer an economic loss or forego anticipated profit by waiting.

xiii.	Exceptions:

Trading Plans

Notwithstanding the restrictions and prohibitions on trading in Liquidia’ s securities as set forth in this Policy, persons subject to this Policy are permitted to effect transactions in Corporation securities pursuant to approved trading plans established under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (“Trading Plans”), including transactions during the prohibited periods discussed in the Policy. Rule 10b5-1 requires that these transactions be made pursuant to a plan that was established while the person was not in possession of material non-public information. Any modifications to a Trading Plan shall only be made while the person is not in possession of material non-public information. In order to comply with this Policy, (i) the Corporation must pre-approve any such Trading Plan prior to its effectiveness, and (ii) the Trading Plan must include a cooling-off period before the first trade under the Trading Plan is permitted to occur, which must be at least thirty (30) days. Any director, officer, employee or consultant or their immediate family/household members seeking to establish a Trading Plan in Liquidia’s securities should contact the Policy Administrator.

Withholding of Stock to Satisfy Tax Obligations

Notwithstanding the restrictions and prohibitions on trading in Liquidia’ s securities as set forth in this Policy, persons subject to this Policy are permitted to exercise a tax withholding right with respect to restricted stock pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon vesting (but this does not include any open market sales of stock).

7.	Internet Message Boards, Chat Rooms, and Discussion Groups

In an effort to prevent unauthorized disclosure of our information, you are prohibited from posting or responding to any posting on or in Internet message boards, chat rooms, discussion groups, or other publicly accessible forums, with respect to Liquidia.

8.	Compliance

This Policy will be enforced by the Policy Administrator and Senior Management Team.

9.	For Further Information

Any person who has any questions about specific transactions or this Policy in general may obtain additional guidance from the Policy Administrator. Remember, however, the ultimate responsibility for adhering to the Policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment.

10.	Attachments

Appendix A – Financial Team and Disclosure Committee Members of the Corporation

Appendix B – Methods of Exercising Stock Options Granted by the Corporation

Appendix A

Financial Team Members of the Corporation

Michael Kaseta	Chief Financial Officer
Dana Boyle Brandon Knez Sophia Kim	Controller Accounting Manager Senior Accountant

Disclosure Committee Members of the Corporation

Roger Jeffs	Chief Executive Officer
Michael Kaseta	Chief Financial Officer
Rob Lippe	Chief Operations Officer
Tushar Shah	Chief Medical Officer
Scott Moomaw	Senior Vice President, Commercial
Jason Adair	Vice President, Corporate Development and Strategy
Russell Schundler Dana Boyle	General Counsel Controller

Appendix B

Methods of Exercising Stock Options Granted by the Corporation

1.	Cash Exercise of Stock Options

Stock options are exercised and shares of common stock are purchased with a cash payment by the holder of the stock option at the grant price of the option.

2.	Exercise and Sell of Stock Options

Stock options are exercised and all shares of common stock are sold in the public market by the Company Broker at the behest of the option holder at the current market price. The holder of the stock option receives cash proceeds from the sale net of the cost of the stock option; the withholding taxes from the profit of the sale for which the individual is subject to; and the commission charged by the Company Broker for the sale.

3.	Cashless Exercise of Stock Options – Net Proceeds as Common Stock

Stock options are exercised and a sufficient number of shares of common stock are sold in the public market by the Company Broker at the behest of the option holder at the current market price to cover for the cost of the stock options; the withholding taxes from the profit of the sale for which the individual is subject to (are withheld) and the commission charged by the Company Broker for the sale (is withheld). The number of shares to be sold is determined by Liquidia in consultation with the Company Broker. The holder of the stock option receives net proceeds from the exercise in the form of shares of common stock (cost basis is the grant price of the option). The holder of the stock option may also receive a residual amount in cash (less than the value of one share of common stock).

CERTIFICATE OF COMPLIANCE

The undersigned hereby certifies that he/she has read and understands, and agrees to comply with, the Liquidia Corporation Insider Trading Policy, a copy of which was distributed with this certification.

Printed Name: ______________________________________________________

Department: ________________________________________________________

Signature: _________________________________________________________

Date: _____________________________________________________________

EXHIBIT B

LIQUIDIA CORPORATION WHISTLEBLOWER POLICY

Section 301 of the Sarbanes-Oxley Act of 2002, requires the Audit Committee (the “Audit Committee”) of the Board of Directors of Liquidia Corporation (“Liquidia” or “Company”) to establish procedures for: (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (b) the submission by employees, officers, directors and others acting on behalf of the Company (“Covered Persons”) and others, on a confidential and anonymous basis, of good faith concerns regarding questionable accounting or auditing matters. It is the policy of Liquidia to comply with all applicable legal and regulatory requirements relating to accounting, internal accounting controls and auditing matters and to require its Covered Persons to do likewise.

This policy is intended to encourage and enable employees to raise good faith concerns about questionable or illicit conduct to designated Company personnel prior to providing any notification outside the Company. However, nothing in this policy is intended to prevent an employee from reporting information to the appropriate governmental agency (such as the U.S. Securities and Exchange Commission or the U.S. Department of Justice) when the employee has reasonable cause to believe that a violation of law has occurred.

Reporting Alleged Accounting, Internal Accounting Controls and Auditing Violations or Concerns

The procedures in this policy are intended for serious and sensitive issues. If an employee has reason to believe that there exists questionable or illicit conduct, including conduct related to accounting methods, auditing conduct or financial reporting practices, or as otherwise identified herein, the employee should immediately report those facts to:

●	The employee’s supervisor (if appropriate);
●	The Chief Financial Officer
●	Human Resources Department;
●	The Liquidia Legal Department;
●	The Chairman of the Liquidia Board of Directors’ Audit Committee, via the Liquidia Red Flag Reporting Hotline; or
●	The Liquidia Red Flag Reporting Hotline, which is maintained by an independent third party by (i) visiting www.redflagreporting.com and clicking on “File a Report”, using client code 9193284400, or (ii) calling 1-877-647-3335, using client code 9193284400. Anonymized reports are forwarded to Liquidia’s Human Resources Department, Chief Financial Officer and the Liquidia Legal Department. Whether you call or report on- line, you will have the option of being completely anonymous.

If any person believes that the Company or any Covered Person has, or might have, violated any accounting rules, internal accounting controls procedures or auditing rules, then such person should report the alleged violation or complaint (such report, the “Statement”) as set forth above.

Statements must be sufficiently detailed and inclusive to ensure a clear understanding by the Audit Committee of the issues raised. Statements (except for Statements received from persons other than a Covered Person) may be submitted anonymously. Statements should be candid and set forth all of the information that a Covered Person knows regarding the allegation or concern. The Company may not commence an investigation if a Statement contains only unspecified wrongdoing or broad allegations without appropriate informational support. Any Covered Person wishing to discuss a Statement or further communicate regarding a Statement should leave their personal contact information when reporting the Statement.

Investigation of Alleged Accounting, Internal Accounting Controls and Auditing Violations or Concerns

All complaints under this policy will be promptly and thoroughly investigated, and all information disclosed during the course of the investigation will remain confidential, except as necessary to conduct, conclude, and, if appropriate, prosecute the investigation.

All employees and members of management have a duty to promptly cooperate and provide accurate information in connection with any investigation of reports of questionable conduct, or of discrimination, retaliation or harassment resulting from the reporting or investigation of such matters.

The Chairman of the Audit Committee will determine who should lead any investigation, and whether to use an independent third party. The investigator will prepare a report of findings and recommendations based on the results of the investigation. Copies of the report will be provided to the Audit Committee, the Chief Executive Officer of the Company (the “Chief Executive Officer”), the Chief Financial Officer of the Company (the “Chief Financial Officer”) and the General Counsel of the Company (the “General Counsel”). If the findings indicate that the complaint has validity, the Audit Committee will determine the action required, which could include disciplining the responsible person(s), and/or establishing new processes to prevent further violations. The Chairman will discuss the findings with the Chief Executive Officer, the Chief Financial Officer and the General Counsel to determine whether public disclosure or disclosure to outside agencies and/or reporting to the full Board of Directors, is necessary or appropriate.

No Retaliation for Submitting Statements of Alleged Violations or Concerns

The Company will not retaliate, and will not knowingly permit any Covered Person to retaliate, against (i) any Covered Person who submits a Statement or (ii) any person that participates in the investigation of a Statement, pursuant to this policy even if after investigation the Company determines that no violation has occurred. Open communication of issues without fear or retribution or retaliation is vital to the continued success of our business. Unless appropriate members of management learn of a problem, we cannot deal with the problem and delay in addressing such a problem may compound the problem and increase the harm to the Company and its stockholders.

Corrective Action

It is the responsibility of the Company and each Covered Person, with the oversight of the Audit Committee, to prevent or correct noncompliance of the legal and regulatory requirements relating to accounting, internal accounting controls and auditing matters. This is the Company’s  legal obligation. A violation can subject the Company and Covered Persons to legal liability, regulatory investigation and adverse publicity, which can damage the Company’s reputation and business. The persons responsible for the misconduct, or those failing to cooperate or who provide false information during an investigation, will be subject to disciplinary action, up to and including termination.

Retention of Statements by Employees

Any Statement submitted by a Covered Person will remain confidential to the fullest extent possible, consistent with the need to conduct an adequate review of such Statement, except as required by law or upon the advice of the Company’s legal counsel. In addition, all written Statements, along with the results of any investigations relating thereto, will be retained by the Company pursuant to Liquidia Corporation’s Document Retention Policy.

Violation of this Policy

All Covered Persons should follow the procedures outlined herein before any Covered Person reports possible violations or concerns to any news medium, government agency or similar body. The Company considers it important that it have the opportunity to investigate and remedy any possible violations or concerns reported by a Covered Person and accordingly is relying on each Covered Person to ensure that the Company has an opportunity to undertake such an investigation.